                               BENEFITS AGREEMENT
                                  DATED AS OF
                                 MARCH 17, 1999
                                    BETWEEN
                             JEFFERIES GROUP, INC.
                                      AND
                           JEF HOLDING COMPANY, INC.

                               BENEFITS AGREEMENT

    BENEFITS AGREEMENT ("Agreement") dated as of March 17, 1999 by and between Jefferies Group, Inc., a Delaware corporation ("JEFG"), and JEF Holding Company, Inc. a Delaware corporation and a wholly owned subsidiary of JEFG ("Holding").

                                    RECITALS

    WHEREAS, the Board of Directors of JEFG has approved the business transactions pursuant to which all the assets, businesses and Liabilities (as defined below) of Investment Technology Group, Inc., a Delaware corporation and approximately 80.5% owned subsidiary of JEFG ("ITGI"), and ITGI's subsidiaries will be separated from all other assets, businesses and Liabilities of JEFG, on the terms and subject to the conditions set forth herein and in the Ancillary Agreements (as defined below);

    WHEREAS, concurrently herewith, JEFG and ITGI are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which (x) ITGI will merge (the "MERGER") with and into JEFG and (y) all outstanding shares of common stock, par value $0.01 per share, of ITGI (the "ITGI COMMON STOCK") will be canceled or converted into the right to receive shares of common stock, par value $0.01 per share, of JEFG (the "JEFG COMMON STOCK") in the manner set forth in the Merger Agreement;

    WHEREAS, prior to the Distribution (defined below) and Merger (x) JEFG will transfer to Holding (or to JEFCO, defined herein, prior to the time JEFCO becomes a subsidiary of Holding in connection with the Contribution, defined below), and Holding and JEFCO will accept from JEFG, all of the Assets of JEFG other than JEFG's ownership interest in capital stock of ITGI (the "CONTRIBUTION"), and JEFG will assign to Holding (or to JEFCO, as appropriate), and Holding and JEFCO will assume from JEFG, all of the Holding Liabilities (as defined herein) (individually, the "ASSUMPTION" and together with the Contribution, collectively, the "TRANSFERS"), and (y) following the Transfers and the satisfaction of all conditions set forth in Section 2.02 of this Agreement, all of the common stock of Holding, par value $0.0001 per share ("HOLDING COMMON STOCK"), will be distributed (the "DISTRIBUTION") to JEFG's stockholders at the rate of one share of Holding Common Stock for each share of JEFG Common Stock outstanding as of April 20, 1999, or such other date as is designated by JEFG's Board of Directors as the record date for determining the stockholders of JEFG entitled to receive the Distribution (the "Record Date");

    WHEREAS, (i) pursuant to the Merger, the name of Jefferies Group, Inc. (as the surviving corporate entity in the Merger) will be changed to Investment Technology Group, Inc. and (ii) following the consummation of the Distribution and the Merger, the name of JEF Holding Company, Inc. will be changed to Jefferies Group, Inc.;

    WHEREAS, it is intended that the Distribution not be taxable to JEFG or its stockholders pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, prior to the Distribution, ITGI will declare and, subject to the approval and adoption of the Merger Agreement and the Merger by the stockholders of JEFG and ITGI and the satisfaction or waiver of all other conditions to the Merger as set forth in the Merger Agreement, pay a cash dividend in an amount equal to $4.00 per share to all holders of ITGI Common Stock, including JEFG (the "SPECIAL ITGI CASH DIVIDEND");

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    NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.01. DEFINITIONS. Capitalized terms used herein without definition have the meanings given to them in the Distribution Agreement. As used herein, the following terms have the following meanings:

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "HOLDING EMPLOYEE" means (i) any person who was an employee immediately prior to the Effective Time of any member of the JEFG Group (other than any member of the ITGI Group), including any such employee who is absent from work at the Effective Time on account of sick leave, short-term or long-term disability or leave of absence, but excluding any such employee designated by Holding and ITGI as remaining an employee of a member of the JEFG Group following the Effective Time; (ii) any employee of any member of the Holding Group (whether before or after the Effective Time); and (iii) any former employee of any member of the JEFG Group (other than any member of the ITGI Group).

    "HOLDING GROUP"  means Holding and its subsidiaries.

    "ITGI GROUP"  means ITGI and its subsidiaries.

    "JEFG EMPLOYEE" means (i) any employee of any member of the ITGI Group, including any such employee who is absent from work on account of sick leave, short-term or long-term disability or leave of absence; (ii) any person who was an employee immediately prior to the Effective Time of any other member of the JEFG Group and who is designated by Holding and ITGI as remaining an employee of a member of the JEFG Group following the Effective Time; and (iii) any former employee of any member of the ITGI Group.

    "JEFG GROUP" means JEFG and its subsidiaries, excluding any member of the Holding Group.

                                   ARTICLE II
                    EMPLOYEES AND ALLOCATION OF LIABILITIES

    Section 2.01.  ALLOCATION OF EMPLOYEE LIABILITIES.

    (a) As of the Effective Time, Holding shall assume, retain and be liable for all wages, salaries, welfare, pension, incentive compensation and other employee-related liabilities and obligations ("Employee Liabilities") with respect to Holding Employees, except as specifically provided otherwise in this Agreement. JEFG shall assume, retain and be liable for Employee Liabilities with respect to JEFG Employees, except as specifically provided otherwise in this Agreement.

    Section 2.02.  OFFER OF EMPLOYMENT; BENEFIT PLAN COVERAGE.

    (a) Holding shall offer all Holding Employees (other than those described in clause (iii) of the definition thereof) employment with the Holding Group as of the Effective Time. As of the Effective Time, all such Holding Employees shall cease to be employees of the JEFG Group.

    (b) Holding Employees shall not continue to be participants in benefit plans maintained by the JEFG Group on or after the Effective Time and, instead, shall be eligible to participate in applicable Holding plans, as determined by Holding, as of the Effective Time. Holding shall treat service of each Holding Employee with the JEFG Group before the Effective Time as if such service had been with

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Holding for purposes of determining eligibility to participate, eligibility for benefits, benefit forms and vesting under plans maintained by Holding.

    Section 2.03. ADMINISTRATION. Holding and JEFG shall each make its appropriate employees and data regarding employee benefit coverage available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting its employees. Prior to the Effective Time and for any period of time during which Holding is administering any employee benefit plans for the benefit of JEFG Employees, ITGI shall continue to pay to Holding such amounts for administrative services as it was paying for such purpose as of the date of execution of this Agreement.

                                  ARTICLE III
                    PROFIT SHARING, EMPLOYEE STOCK OWNERSHIP
                               AND PENSION PLANS

    Section 3.01.  PROFIT SHARING PLAN.

    (a) As of the Effective Time, the Jefferies Group, Inc. Employees' Profit Sharing Plan (the "JEFG PSP") shall be transferred to and maintained by, and all liability relating thereto shall be assumed by, Holding. Prior to the Effective Time, JEFG will amend the JEFG PSP to fully vest the accounts of all participants who are active employees on December 31, 1998 as of that date and to provide for the cessation of further benefit accruals in the plan by JEFG Employees as of December 31, 1998. JEFG shall reimburse Holding for any contribution made subsequent to the end of the plan year of the JEFG PSP ending November 30, 1998 to the extent that such contribution is allocated to JEFG Employees, including any such contribution allocated to JEFG Employees for the month of December of 1998. Such reimbursement by JEFG shall be made to Holding no later than 30 days following the date on which Holding makes the contribution to the JEFG PSP for the year ending November 30, 1998. Contributions to the JEFG PSP for the plan year ending November 30, 1998 shall be based on calendar year 1998 combined profits of Holdings and ITGI.

    (b) As soon as practical following the date the final contribution for the plan year ending November 30, 1998 is made to the JEFG PSP, and except as provided below, assets of the JEFG PSP equal to the aggregate account balances of the JEFG Employees under the JEFG PSP (including contributions accrued through December 31, 1998) shall be transferred to, at ITGI's election, (x) a defined contribution plan and trust (the "ITG PSP") maintained by a member of the JEFG Group intended to be qualified under Sections 401 and 501 of the Code and providing for salary reduction contributions pursuant to Section 401(k) of the Code or (y) the ITGI ESOP (as defined below). The transfer to the ITGI PSP shall be made in cash or notes evidencing plan loans to JEFG Employees and the transfer to the ITGI ESOP shall be made in JEFG common stock or Holdings common stock. Any outstanding balances of plan loans to JEFG Employees shall be transferred with the underlying accounts. The account balances of the JEFG Employees shall be valued as of the date immediately preceding the date on which the transfer is made, which value shall include the earnings, gains and losses, appreciation and depreciation of the investment funds in which the accounts are invested through the date immediately preceding the date on which the transfer is made. Notwithstanding any provision of this Agreement to the contrary, Holding and the JEFG PSP shall remain responsible for providing any unpaid benefits accrued under the JEFG PSP for former JEFG Employees who have outstanding plan loans from the JEFG PSP as of the date of transfer of the account balances, and neither JEFG nor ITGI shall be responsible for any administrative expenses relating thereto.

    (c) Pending the transfer of assets to the ITG PSP, Holding will administer the JEFG PSP in accordance with the terms of the plan, ERISA and the Code, and will make distributions to JEFG Employees on the basis of their employment status with the JEFG Group. In addition, pending the transfer of assets to the ITG PSP, JEFG Employees shall have the ability to direct the investment of

                                      C-3
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their accounts under the JEFG PSP in the same manner as they had immediately prior to the Effective Time. Loans from the JEFG PSP to JEFG Employees which are outstanding during the period from January 1, 1999 through the date of transfer of assets to the ITG PSP shall be serviced by having ITGI make applicable payroll deductions which shall be forwarded to Holding, as plan administrator, for payment to the JEFG PSP. As soon as practicable after the date hereof, Holding will provide to ITGI a list of such plan loans to JEFG Employees outstanding as of December 15, 1998, including the outstanding loan balances as of December 31, 1998 and a list of the remaining scheduled loan repayments for each such JEFG Employee. Holding and ITGI shall jointly administer the loan provisions of the JEFG PSP as applied to the JEFG Employees for the period from January 1, 1999 through the date of transfer of assets to the ITG PSP.

    Section 3.02.  EMPLOYEE STOCK OWNERSHIP PLAN.

    (a) As of the Effective Time, the Jefferies Group, Inc. Employee Stock Ownership Plan (the "JEFG ESOP") shall be transferred to and maintained by, and all liability relating thereto shall be assumed by, Holding. Prior to the Effective Time, JEFG will amend the JEFG ESOP to provide that all participants who are active employees on December 31, 1998 shall be fully vested in their accounts as of the Effective Time. Participation in the JEFG ESOP by JEFG Employees shall continue until the Effective Time.

    (b) Following the date of consummation of the Transactions, the parties hereto currently expect that the Holding Common Stock held by the JEFG ESOP for the account of JEFG Employees will be exchanged to the extent possible for JEFG Common Stock held for the account of Holding Employees and that the exchange will occur within approximately ninety days after the Effective Time. Unless the parties hereto mutually agree otherwise, the price at which any such exchange shall occur shall be based upon the average respective closing prices of JEFG Common Stock and Holding Common Stock for the ten trading days ending on the date before the day on which the exchange occurs. Any remaining JEFG Common Stock held in the accounts of Holding Employees shall be sold at such time or times as is deemed prudent under ERISA and the cash proceeds received from such sale shall be credited to such accounts.

    (c) As soon as practical following the Effective Time, an employee stock ownership plan and trust (the "ITG ESOP") shall be established by a member of the JEFG Group intended to be qualified under Sections 401 and 501 of the Code and assets of the JEFG ESOP equal to the aggregate account balances of the JEFG Employees under the JEFG ESOP shall be transferred to the ITG ESOP. The transfer shall be made in cash, Holding Common Stock and JEFG Common Stock according to the investment of each JEFG Employee's account as of the date on which the transfer is made. The account balances of the JEFG Employees shall be valued as of the date on which the transfer is made, which value shall include the earnings, gains and losses, appreciation and depreciation of the investments in which the accounts are invested through the date on which the transfer is made. Pending the transfer of the assets to the ITGI ESOP, Holding will administer the JEFG ESOP in accordance with the terms of the plan, ERISA and the Code, and will make distributions to JEFG Employees at such time as their employment might terminate with the JEFG Group.

    Section 3.03. PENSION PLAN. As of the Effective Time, the Jefferies Group, Inc. Employees Pension Plan (the "JEFG Pension Plan") shall be transferred to and maintained by, and all liability relating thereto shall be assumed by, Holding. JEFG Employees shall participate in the JEFG Pension Plan and accrue benefits under the plan through February 15, 1999. Prior to the Effective Time, JEFG will amend the JEFG Pension Plan in the manner set forth in Exhibit A. Holding shall submit the JEFG Pension Plan, as amended as set forth in Exhibit A, to the Internal Revenue Service for a determination as to its qualification under Section 401(a) of the Code as soon as possible following the date hereof, but in no event later than March 15, 1999. As soon as practicable following receipt by Holding of a favorable determination letter from the Internal Revenue Service with respect to the

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JEFG Pension Plan, as amended in the manner set forth in Exhibit A and including the provision for lump sum distributions to JEFG Employees, JEFG Employees shall be allowed to receive distributions, including lump sum distributions, of their entire benefit under the JEFG Pension Plan in accordance with the terms of the JEFG Pension Plan, as amended as set forth in Exhibit A. Following the Effective Time and the receipt by Holdings of the favorable Internal Revenue Service determination letter referred to above and approximately two weeks prior the date benefits are expected to be payable to all JEFG Employees from the JEFG Pension Plan, JEFG will pay to the JEFG Pension Plan an amount, computed as set forth below, in order to pay for the underfunding of the JEFG Pension Plan allocable to JEFG Employees for benefits accrued through December 31, 1998. First, the lump sum equivalent of all benefits accrued as of January 1, 1999 under the JEFG Pension Plan, as amended as set forth in Exhibit A, will be calculated for all participants using a discount rate equal to 5.25%, compounded annually (the GATT interest rate for November, 1998) and the mortality table described in Rev. Rul. 95-6. The "JEFG Liability Percentage" will then be determined by dividing the aggregate lump sum value of the accrued benefits, as so computed as of January 1, 1999, of the JEFG Employees by the total of the aggregate lump sum value of all such accrued benefits as so computed for all participants. The amount of the payment which JEFG is required to make to the JEFG Pension Plan pursuant to this Section 3.03(a) will be the total of the following: (i) the total benefit due the JEFG Employees, calculated as of the date of actual distribution (using the GATT interest rate in effect for November of the plan year immediately prior to the year benefits are actually distributed and the mortality table described in Rev. Rul. 95-6), less (ii) the actual value of the assets of the JEFG Pension Plan as of the last day of the month in which the determination letter referred to above is received from the Internal Revenue Service (as such value is reported by the trustee of the JEFG Pension Plan) multiplied by the JEFG Liability Percentage, less (iii) the amount of the benefits accrued by JEFG Employees between January 1, 1999 and February 15,
1999, determined as set forth in clause (i) above, plus (iv) interest for 30 days on such resulting amount (the clause (i) amount less the amounts of clauses
(ii) and (iii)) at the GATT interest rate in effect at the time of such calculation. Holding shall administer the payment of such distributions in accordance with the terms of the JEFG Pension Plan, ERISA and the Code. The entire accrued benefit under the JEFG Pension Plan of each JEFG Employee who is actively employed on December 31, 1998 shall be fully vested as of December 31, 1998. In the event the Internal Revenue Service, as a condition to issuing a favorable determination letter, requires Holding to revise the amendment set forth in Exhibit A so as to modify the distribution provisions to JEFG
Employees, including any modification that would eliminate the payment of lump sum distributions to JEFG Employees prior to the time they separate from service with JEFG, distributions shall be made to JEFG Employees only in accordance with the JEFG Pension Plan as it may be amended to secure the favorable determination letter.

    Section 3.04.  ASSUMPTION OF LIABILITIES UPON TRANSFER OF PLAN ASSETS;
FILINGS.

    (a) Effective on the date of the transfer of assets of the JEFG PSP and the JEFG ESOP to the ITG PSP and/or the ITG ESOP, (i) JEFG and its applicable benefit plan shall assume all liabilities to pay benefits in connection with the transferred assets, and (ii) Holding shall have no further liability to pay benefits with respect to the assets and liabilities that are transferred. On and after the date of such transfer, the JEFG Group shall have no liability with respect to Holding's pension, employee stock ownership and profit sharing plans, and Holding shall have no liability with respect to JEFG's employee stock ownership and profit sharing plans.

    (b) Holding and JEFG shall make the appropriate filings required under the Code or ERISA in connection with the transfers described in this Article III in a timely manner. The parties agree that the transfers described in Sections 3.01 and 3.02 shall be made in accordance with Section 414(l) of the Code.

    (c) JEFG shall submit to the Internal Revenue Service requests for favorable determination letters with respect to the tax-qualified status of the ITG PSP, if adopted, and the ITG ESOP as soon as

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practicable after the Effective Time, and JEFG shall make such amendments to the plans as may be required by the Internal Revenue Service in order for JEFG to receive favorable determination letters with respect to the plans.

                                   ARTICLE IV
             STOCK OPTION AND OTHER EQUITY-BASED COMPENSATION PLANS

    Section 4.01. EMPLOYEE STOCK OPTION PLANS. Holding shall be responsible for all liabilities relating to stock options granted by JEFG prior to the Effective Time.

    Section 4.02.  CAP AND EMPLOYEE STOCK PURCHASE PLANS.

    (a) JEFG shall accelerate vesting in the matching contributions to its Employee Stock Purchase Plan and distribute the JEFG Common Stock in this plan to participants prior to the Effective Time. Holding shall be responsible for all liability under the JEFG Employee Stock Purchase Plan.

    (b) The disposition of the nonqualified deferred compensation plan of JEFG (the "Capital Accumulation Plan for Key Employees") shall be as described in the Unanimous Written Consent of the Board of Directors of JEFG adopted as of January 13, 1999 (a copy of which is attached as Exhibit B).

                                   ARTICLE V
                              OTHER EMPLOYEE PLANS

    Section 5.01.  WELFARE BENEFIT PLANS.

        (a) As of the Effective Time, Holding shall assume all liability under and with respect to all welfare benefit plans maintained by JEFG, including, without limitation, medical, health, disability, accident, life insurance, death, dental and other benefit plans or arrangements and such plans shall be transferred to, and maintained by, Holding. Effective January 1, 1999, ITGI established welfare benefit plans for eligible JEFG Employees, which provide medical, health, disability, accident, life insurance, death, dental or other benefits.

        (b) (i) JEFG shall be liable for all employee health (including, without limitation, medical and dental), life insurance (including, without limitation, disability waiver of premium claims and any other life insurance disability claims) and long-term disability claims, and any other welfare benefit claims, and any expenses related thereto, ("Welfare Claims") that are incurred on or after January 1, 1999 with respect to JEFG Employees and their beneficiaries and dependents.

        (ii) Holding shall be liable for all Welfare Claims that are incurred on, after or before the Effective Time with respect to Holding Employees and their beneficiaries and dependents.

       (iii) If either party pays any welfare benefit claims that are a liability of the other party, the responsible party shall reimburse the paying party for all such payments.

        (c) For purposes of this Section 5.01, a health benefit claim is incurred when the medical services are rendered, and a life insurance claim is incurred when the covered person dies. A claim for a hospital admission shall be deemed to have been incurred on the date of admission to the hospital and shall continue for the duration of that period of hospital confinement; costs for all services provided during that period of hospital confinement shall be included in the claim. A long-term disability claim shall be deemed to have been incurred on the date the condition causing the disability rendered the employee disabled, as determined by the committee or plan administrator making the determination; costs for all long-term disability benefits relating to the claim shall be included in the claim.

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        (d)  Holding shall be liable for any health care continuation obligations under Section 4980B of the Code and Section 601 through 608 of ERISA with respect to Holding Employees and former Holding Employees and persons who are "qualified beneficiaries" (as that term is used in Section 4980B of the Code) of such employees.

        (e) The Distribution shall not be considered an event entitling any employee to salary continuation or other severance benefits.

    Section 5.02. VACATION PAY AND SIMILAR ITEMS. Holding shall assume or retain liability for all unpaid vacation pay, sick pay and personal leave accrued by Holding Employees as of the Effective Time. JEFG shall assume or retain liability for all unpaid vacation pay, sick pay and personal leave accrued by JEFG Employees as of the Effective Time.

                                   ARTICLE VI
                            HOLDING REPRESENTATIONS

    Holding represents to JEFG as follows:

    Section 6.01. ANNEX A hereto contains a true and complete list of "all employee benefit plans" as defined in Section 3(3) of ERlSA, and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits and other employee benefits which are maintained or contributed to by any member of the JEFG Group or as to which any member of the JEFG Group has any direct or indirect, actual or contingent liability, other than plans, arrangements or policies maintained by the ITGI Group (such JEFG Group plans, arrangements and policies, the "Benefit Plans"), and copies of such plans, arrangements, policies and related relevant materials have been made available to ITGI.

    Section 6.02. No member of the Holding Group or JEFG Group has incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA (other than for PBGC insurance premiums, all of which have been paid when due). All contributions to any "employee benefit plan" (as defined in Section 3(3) of ERISA) required to be made by any member of the JEFG Group or the Holding Group in accordance with the terms of such plan and, when applicable, Section 302 of ERISA or Section 412 if the Code, have been timely made.

    Section 6.03. Each member of the JEFG Group and each Benefit Plan are in compliance in all material respects with the applicable provisions of ERISA and the Code. Each Benefit Plan intended to qualify under Section 401 of the Code is so qualified. With respect to all Benefit Plans, there are no audits, investigations or claims pending or, to the knowledge of Holding, threatened (other than routine claims for benefits). There have been no nonexempt prohibited transactions under the Code or ERISA with respect to any Benefit Plans. With respect to all Benefit Plans that are welfare plans (as defined in ERISA Section 3(1)), such plans have complied in all material respects with the COBRA continuation coverage requirements of Code Section 4980B. No member of the JEFG Group has any liability with respect to any plans providing benefits with respect to employees employed outside the United States.

    Section 6.04. The consummation of the transactions contemplated by the Distribution Agreement and this Agreement will not result in JEFG being liable to any individual for severance pay.

                                  ARTICLE VII
                                INDEMNIFICATION

    Section 7.01. HOLDING INDEMNIFICATION OF THE JEFG GROUP. On or after the Effective Time, Holding shall indemnify, defend and hold harmless each member of the JEFG Group, and each of their respective directors, officers, employees and agents (the "JEFG Indemnitees") from and against any and all claims, costs, damages, losses, liabilities and expenses (including, without limitation,

                                      C-7
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reasonable expenses of investigation and reasonable attorneys fees and expenses in connection with any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the JEFG Indemnitees and arising out of, or due to or otherwise in connection with (x) any of the employee benefit liabilities and obligations assumed or retained by Holding pursuant to this Agreement or (y) the failure of Holding or any member of the Holding Group to pay, perform or otherwise discharge, any of the employee benefit liabilities and obligations assumed or retained, and representations and agreements made, by Holding pursuant to this Agreement.

    Section 7.02. JEFG INDEMNIFICATION OF HOLDING. On and after the Effective Time, JEFG shall indemnify, defend and hold harmless Holding, and each of its respective directors, officers, employees and agents (the "Holding Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Holding Indemnitees and arising out of, or due to or otherwise in connection with (x) any of the employee benefit liabilities and obligations assumed or retained by JEFG pursuant to the Agreement or (y) the failure of JEFG or any member of the JEFG Group to pay, perform or otherwise discharge, any of the employee benefit liabilities and obligations assumed or retained, and agreements made, by JEFG pursuant to this Agreement.

    Section 7.03. INSURANCE AND THIRD PARTY OBLIGATIONS. No insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                  ARTICLE VIII
                           INDEMNIFICATION PROCEDURES

    Section 8.01. NOTICE AND PAYMENT OF CLAIMS. If any JEFG or Holding Indemnitee (the Indemnified Party") determines that it is or may be entitled to indemnification by a party (the "Indemnifying Party") under Article VII (other than in connection with any Action or claim subject to Section 8.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 90 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 90 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

    Section 8.02. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 8.02 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 90 days after receipt of such notice, the Indemnifying Party may
(a) by giving written notice thereof to the Indemnified Party, acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in

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the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 8.02; provided that if the Indemnifying Party does not within the same 90 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability for such Third-Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. Notwithstanding the foregoing, (i) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable to the Indemnified Party for the reasonable fees and expenses incurred by the Indemnified Party in defending such Third-Party Claim) if there are one or more legal defenses available only to the Indemnified Party that conflict, in one or more significant substantive respects, with those available to the Indemnifying Party with respect to such Third-Party Claim and (ii) if at any time after assuming the defense of a Third-Party Claim an Indemnifying Party shall fail to prosecute or shall withdraw from the defense of such Third-Party Claim, the Indemnified Party shall be entitled to resume the defense thereof with counsel selected by such Indemnified Party and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in such defense. The Indemnifying Party may settle, compromise or discharge a Third-Party Claim, provided, the Indemnifying Party shall have obtained the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If, after receipt of notice of a Third-Party Claim, the Indemnifying Party does not undertake to defend such Third-Party Claim within 90 days of such notice, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such Third-Party Claim and the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party. Indemnification shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnifiable Loss is incurred. The parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any Third-Party Claim. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

    Section 8.03. CONTRIBUTION. To the extent that any indemnification provided for in Section 7.01 or 7.02 is unavailable to an Indemnified Party or is insufficient in respect of any of the Indemnifiable Losses of such Indemnified Party, then the Indemnifying Party, in lieu of, or in addition to, indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses (i) in such proportion as is appropriate to reflect the relative benefits received by such Indemnifying Party on the one hand and the Indemnified Party on the other hand from the transaction or other matter which resulted in the Indemnifiable Losses or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the action, inaction, statements or omissions that resulted from such Indemnifiable Losses as well as any other relevant equitable considerations.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.01. NOTICES. All notices and communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received

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
addressed as follows:If to JEFG, to:
Investment Technology Group, Inc.
380 Madison Avenue, 4th Floor
New York, New York 10017
Attention: Chief Financial Officer

With a copy to:
Cahill Gordon & Reindel
80 Pine Street
New York, New York 10005
Attention: Immanuel Kohn, Esq.

If to Holding, to:
Jefferies Group, Inc.
JEF Holding Company, Inc.
11100 Santa Monica Boulevard, 11th Floor
Los Angeles, California 90025
Attention: Chief Financial Officer

With a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Brian J. Lynch, Esq.

    Such notices shall be deemed received (i) as of the date of delivery by hand delivery, (ii) one business day after such notice is given to a national overnight delivery service or (iii) five business days after placed in the United States mail, provided such mail is sent by certified mail with return receipt requested. Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

    Section 9.02. AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver and by ITGI. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

    Section 9.03. ENTIRE AGREEMENT. This Agreement, together with the Distribution Agreement, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Distribution Agreement, the provisions of this Agreement shall prevail.

    Section 9.04. PARTIES IN INTEREST. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party and of ITGI. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the JEFG Group and Holding, and the JEFG Indemnitees and Holding Indemnitees and their respective successors and assigns under Articles VII and VIII hereof.

    Section 9.05. FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

    Section 9.06. SEVERABILITY. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not part hereof.

    Section 9.07. EXPRESS THIRD-PARTY BENEFICIARY. Prior to the Merger, ITGI is an express third party beneficiary of this Agreement and shall be entitled to enforce the provisions hereof as if a party hereto.

    Section 9.08. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law rules of such state.

    Section 9.09. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

    Section 9.10. DISPUTES. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties shall be exclusively governed by and settled in accordance with provisions identical to those set forth in Section 11.10 of the Distribution Agreement, which Section is hereby incorporated by this reference.

    Section 9.11. Holding will provide to ITGI, as soon as practicable following its request, any information reasonably needed by ITGI relating to any of the employee benefit plans referred to in this Agreement. In addition, as soon as practicable following the Effective Time Holding will provide to ITGI copies of all domestic relations orders received with respect to JEFG Employees in connection with the JEFG ESOP, the JEFG PSP and the JEFG Pension Plan.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                          JEFFERIES GROUP, INC.

                                          BY  /s/ Clarence T. Schmitz
                                          --------------------------------------
                                             Clarence T. Schmitz, Executive
                                             Vice President and CFO


                                          JEF HOLDING COMPANY, INC.

                                          BY  /s/ Jerry M. Gluck
                                          --------------------------------------
                                             Jerry M. Gluck, Secretary and
                                             General Counsel



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